Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 033-67190, 333-80509, 333-48498, 333-65206, 333-102223, 333-102224, 333-142247, and 333-176371) of Kadant Inc. of our report dated March 14, 2012, with respect to the consolidated financial statements and schedule of Kadant Inc. as of December 31, 2011 and for each of the two fiscal years in the period ended December 31, 2011, included in this Annual Report (Form 10-K) as of December 29, 2012.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 13, 2013